Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Announces Automatic Conversion of

$5 million Promissory Note into Shares of Common Stock

CORAL GABLES, FL, December 11, 2012 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX) today announced that it has issued 6,666,667 shares (the “Shares”) of its authorized but unissued common stock to BioMarin Pharmaceutical, Inc. (“BioMarin”) upon the automatic conversion of the $5 million loan that Catalyst received from BioMarin on October 26, 2012 in connection with Catalyst’s licensing from BioMarin of the North American rights to Firdapse™. The Shares were issued at a conversion price of $0.75 per share in accordance with the terms of that certain Convertible Promissory Note and Note Purchase Agreement, dated October 26, 2012 (the “Agreement”), between Catalyst and BioMarin. Following the issuance of the Shares, Catalyst has 41,420,687 shares of outstanding common stock and BioMarin owns approximately 16.1% of Catalyst’s outstanding common stock.

The issuance of the Shares was not registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption therefrom, and the certificate representing the Shares includes a restrictive transfer legend which provides that the Shares cannot be transferred unless they are registered for resale under the Securities Act or unless an exemption from such registration is then available (such as Rule 144). Further, pursuant to the Agreement, BioMarin has also agreed that so long as they own ten percent (10%) or more of Catalyst’s common stock, they will comply with Rule 144 under the Securities Act as if they are an affiliate of Catalyst in connection with all sales of Catalyst’s common stock.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage specialty pharmaceutical company focused on the development and commercialization of prescription drugs targeting orphan drug diseases and disorders of the central nervous system. Catalyst has three products in development, Firdapse™, which Catalyst plans to develop for commercialization in North America as a treatment for Lambert-Eaton Myasthenic Syndrome (LEMS), CPP-115, another GABA aminotransferase inhibitor that is more potent than vigabatrin and has reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin, which Catalyst plans to develop for the treatment of epilepsy (primarily infantile spasms) and CPP-109 (vigabatrin, a GABA aminotransferase inhibitor), which Catalyst hopes to develop for the treatment of Tourette’s Disorder. For additional information about Catalyst, please visit www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether Firdapse™ will be determined to be an effective treatment for LEMS or other diseases, whether CPP-115 will be determined to be an effective treatment for its targeted indications, whether CPP-109 will be determined to be an effective treatment for Tourette’s Disorder, whether Catalyst will ever receive an approval of an NDA for any of its product candidates, whether Catalyst will ever be in a position to commercialize any of its product candidates, and those other factors described in Catalyst’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the forward-looking statements contained in this press release. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s web site or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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